Exhibit 99.1

SYSCO

SYSCO Corporation 1390 Enclave Parkway Houston, Texas 77077-2099 (281) 584-1390	NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION

CONTACT:	John M. Palizza Assistant Treasurer (281) 584-1308
SYSCO’S SECOND QUARTER FISCAL 2007 NET EARNINGS INCREASE 15.9%
HOUSTON, January 29, 2007 — SYSCO Corporation (NYSE: SYY) today announced financial results for its 13-week second quarter and 26 weeks of fiscal 2007 ended December 30, 2006.
Second Quarter Fiscal 2007 Highlights
•	Sales increased 7.5% to $8.569 billion from $7.971 billion in last year’s second quarter.
•	The impact of EITF 04-13 (Accounting for Purchases and Sales of Inventory with the Same Counterparty) reduced second quarter fiscal 2007 sales growth by 1.1%, or $85.5 million.
•	Net earnings were $236.7 million compared to $204.2 million in the second quarter of fiscal 2006, an increase of 15.9%.
•	Diluted earnings per share (EPS) increased 15.2% to $0.38 compared to $0.33 in the second quarter of fiscal 2006.
First Half Fiscal 2007 Highlights
•	Sales increased 7.9% to $17.241 billion from $15.982 billion in the same period last year.
•	The impact of EITF 04-13 reduced first half of fiscal 2007 sales growth by 1.1%, or $177.0 million.
•	Net earnings were $425.7 million compared to $412.7 million in last year’s first half of the fiscal year, an increase of 3.2%.
•	Diluted earnings per share increased 4.6% to $0.68 compared to $0.65 in the same period last year.
•	Net earnings and EPS were impacted by a $39.7 million loss due to the cumulative effect of accounting change recorded in the first quarter related to the accounting for corporate owned life insurance policies (FASB Staff Position No. FTB 85-4-1, “Accounting for Life Settlement Contracts by Third Party Investors”). In addition, net earnings for last year’s first fiscal quarter included a gain of $9.3 million, which resulted from the cumulative effect of accounting change related to a change in the measurement date for SYSCO’s pension and other post retirement benefit plans.
     “This quarter has been marked by our consistently strong sales growth and effective expense control,” said Richard J. Schnieders, SYSCO’s chairman, chief executive officer and president. “The main drivers for the sales growth continue to be our business reviews and the efforts of our marketing associates. Business reviews remain very successful with our customers and we are well on track to achieve our goal of conducting 40,000 reviews this fiscal year. We also saw progress leveraging our expenses this quarter, specifically at the operating company level as they continued to run their businesses more efficiently. Looking forward, we will continue to build on the unique initiative of business reviews as well as to further leverage our operating expenses.”
Sales
     Net sales growth for the second quarter of fiscal 2007 was 7.5% compared to the second quarter of fiscal 2006. The impact of EITF 04-13 reduced second quarter 2007 sales growth by 1.1%, or $85.5 million. Sales from acquisitions (less than 12 months) contributed 1.0% to the second quarter’s sales growth. Food cost inflation, as measured by the change in SYSCO’s cost of goods, was 2.6%.
     During the second quarter approximately 10,000 business reviews were performed at SYSCO’s U.S. broadline operations, and approximately 20,000 business reviews were completed in the first half of fiscal 2007. Sales to customers that participated in the business review process continued to be solid and are fully in line with results from previous quarters. An additional 89 customer contact professionals have been added during the second quarter and a total of 151 since the beginning of fiscal 2007.

Gross Profit Margins
     During the second quarter, gross profit margins increased to 19.30% from 19.27% in last year’s second quarter, including a 19 basis point improvement due to the impact of EITF 04-13. Margins were primarily negatively impacted by inflation, which had an effect on customer and supplier pricing. In addition, there was a sales shift within the different company segments as some lower margin segments grew faster than the broadline segment.
Expenses
     Operating expenses as a percent of sales were 14.48% during the second quarter, a 22 basis point improvement over the same quarter last year. The impact of EITF 04-13 increased second quarter 2007 expenses as a percent of sales by 14 basis points due to the reduction of $85.5 million in reported sales. The reduction of the expense ratio is primarily a result of decreased pension cost and reduced stock compensation. In addition, operating companies saw initial results from expense control measures, in particular in the area of warehouse expenses. A portion of these reductions were offset by an incremental $11.4 million in strategy initiative costs in the second quarter and $20.8 million in the first half of fiscal 2007.
Capital Spending & Other Recent Developments
     Capital expenditures during the second quarter were $198.6 million. Through the first half of fiscal 2007, capital expenditures were $314.5 million. For the full fiscal year 2007, the company continues to project capital expenditures to be in the range of $575 million to $625 million.
     The primary areas for growth investments during the second quarter included facility replacements and expansions, construction of fold-out operations, additions to SYSCO’s fleet and the new redistribution center (RDC) in Alachua, FL. SYSCO has obtained building permits for this RDC and the process of preparing the building site was completed successfully and on schedule by the end of the quarter. Construction for this RDC is expected to take approximately 14 months.
     SYSCO is planning to initiate construction on fold-out operations in Longview, TX and in Knoxville, TN during the second half of fiscal 2007.
Conference Call & Webcast
     SYSCO’s second quarter fiscal 2007 earnings conference call will be held on Monday, January 29, 2007 at 10:00 a.m. EST. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About SYSCO
     SYSCO is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. For the fiscal year 2006 that ended July 1, 2006, the company generated $32.6 billion in sales. For more information about SYSCO visit www.sysco.com.
Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding continued competitive advantages and positive results from growth initiatives; the potential for future success in fiscal 2007; the ability to leverage operating expenses and projections regarding capital expenditures. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include risks that pertain to SYSCO’s business, including the risks relating to the foodservice distribution industry’s relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and consumer spending; increased fuel costs; SYSCO’s leverage and debt risks; the successful completion of acquisitions and integration of acquired companies as well as the risk that acquisitions could negatively impact the Company’s stock price, operating results or debt ratio or significantly increase the Company’s liquidity requirements; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management’s allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. Earnings are also impacted by option expensing, which is based on certain assumptions regarding the number and fair value of options granted, resulting tax benefits and shares outstanding. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 as filed with the Securities and Exchange Commission.
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SYSCO CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands Except for Share Data)

	For the 13-Weeks Ended
	December 30,	December 31,
	2006	2005
Sales	$8,568,748	$7,971,061
Costs and expenses
Cost of sales	6,915,259	6,434,753
Operating expenses	1,240,819	1,171,469
Interest expense	28,006	29,227
Other, net	(3,375)	(2,220)

Total costs and expenses	8,180,709	7,633,229

Earnings before income taxes	388,039	337,832
Income taxes (39.00% in ‘07; 39.56% in ‘06)	151,353	133,650

Net earnings	$236,686	$204,182

Net earnings:
Basic earnings per share	$0.38	$0.33

Diluted earnings per share	$0.38	$0.33

Average shares outstanding	619,158,876	620,137,592

Diluted average shares outstanding	628,429,841	627,147,814

Comparative segment sales data.
(Unaudited)
($000)

	For the 13-Weeks Ended
	December 30,	December 31,
	2006	2005
Sales:
Broadline	$6,709,294	$6,307,760
SYGMA	1,086,094	1,018,821
Other	892,801	746,155
Intersegment	(119,441)	(101,675)

Total	$8,568,748	$7,971,061

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SYSCO CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands Except for Share Data)

	For the 26-Weeks Ended
	December 30,	December 31,
	2006	2005
Sales	$17,240,820	$15,981,545
Costs and expenses
Cost of sales	13,918,115	12,915,546
Operating expenses	2,519,096	2,348,125
Interest expense	53,772	51,473
Other, net	(12,413)	(5,335)

Total costs and expenses	16,478,570	15,309,809

Earnings before income taxes	762,250	671,736
Income taxes (38.94% in ‘07; 39.95% in ‘06)	296,811	268,344

Earnings before cumulative effect of accounting change	465,439	403,392
Cumulative effect of accounting change	(39,735)	9,285

Net earnings	$425,704	$412,677

Earnings before cumulative effect of accounting change:
Basic earnings per share	$0.75	$0.65

Diluted earnings per share	$0.74	$0.64

Net earnings:
Basic earnings per share	$0.69	$0.66

Diluted earnings per share	$0.68	$0.65

Average shares outstanding	619,642,963	623,470,638

Diluted average shares outstanding	626,777,041	631,396,186

Comparative segment sales data.
(Unaudited)
($000)

	For the 26-Weeks Ended
	December 30,	December 31,
	2006	2005
Sales:
Broadline	$13,554,116	$12,711,327
SYGMA	2,158,171	2,027,259
Other	1,761,616	1,431,127
Intersegment	(233,083)	(188,168)

Total	$17,240,820	$15,981,545

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SYSCO CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 30,	December 31,
	2006	2005
ASSETS
Current assets
Cash	$185,862	$253,938
Receivables	2,551,114	2,360,132
Inventories	1,717,978	1,672,908
Prepaid expenses	69,785	65,273

Total current assets	4,524,739	4,352,251

Plant and equipment at cost, less depreciation	2,593,874	2,344,423

Other assets
Goodwill	1,324,014	1,263,609
Intangibles	92,759	83,375
Restricted cash	112,453	102,723
Prepaid pension cost	412,310	428,005
Other	206,249	235,801

Total other assets	2,147,785	2,113,513

Total assets	$9,266,398	$8,810,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$10,040	$31,814
Accounts payable	1,888,178	1,813,247
Accrued expenses	745,892	689,048
Accrued income taxes	282,208	189,593
Deferred taxes	211,832	208,224
Current maturities of long-term debt	105,077	209,247

Total current liabilities	3,243,227	3,141,173

Other liabilities
Long-term debt	1,755,982	1,827,586
Deferred taxes	700,182	727,084
Other long-term liabilities	381,342	403,087

Total other liabilities	2,837,506	2,957,757

Contingencies

Shareholders’ equity
Preferred stock	—	—
Common stock, par $l per share	765,175	765,175
Paid-in capital	589,380	470,274
Retained earnings	5,202,504	4,766,135
Other comprehensive income	62,143	21,980
Treasury stock	(3,433,537)	(3,312,307)

Total shareholders’ equity	3,185,665	2,711,257

Total liabilities and shareholders’ equity	$9,266,398	$8,810,187

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SYSCO CORPORATION
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	For the 26-Weeks Ended
	December 30,	December 31,
	2006	2005
Cash flows from operating activities:
Net earnings	$425,704	$412,677
Adjustments to reconcile net earnings to cash provided by operating activities:
Cumulative effect of accounting change	39,735	(9,285)
Share-based compensation expense	49,916	74,168
Depreciation and amortization	178,871	169,558
Deferred tax provision	271,473	261,766
Provision for losses on receivables	15,417	16,654
(Gain) loss on sale of assets	(5,326)	380
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(81,371)	(57,632)
(Increase) in inventories	(113,283)	(193,578)
(Increase) in prepaid expenses	(10,832)	(4,716)
Increase (decrease) in accounts payable	10,040	(8,753)
(Decrease) in accrued expenses	(21,205)	(30,287)
(Decrease) in accrued income taxes	(195,621)	(311,809)
(Increase) in other assets	(13,594)	(14,046)
(Decrease) increase in other long-term liabilities and prepaid pension cost, net	(5,180)	9,534
Excess tax benefits from share-based compensation arrangements	(4,564)	(3,080)

Net cash provided by operating activities	540,180	311,551

Cash flows from investing activities:
Additions to plant and equipment	(314,497)	(232,559)
Proceeds from sales of plant and equipment	11,555	12,211
Acquisition of businesses, net of cash acquired	(44,618)	(54,776)
Increase in restricted cash balances	(12,679)	(992)

Net cash used for investing activities	(360,239)	(276,116)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	(19,260)	342,024
Other debt borrowings	135,032	499,987
Other debt repayments	(6,197)	(206,698)
Debt issuance costs	—	(3,955)
Cash paid for termination of interest rate swap	—	(21,196)
Common stock reissued from treasury	127,522	76,215
Treasury stock purchases	(225,177)	(473,181)
Dividends paid	(210,528)	(188,159)
Excess tax benefits from share-based compensation arrangements	4,564	3,080

Net cash (used for) provided by financing activities	(194,044)	28,117

Effect of exchange rate changes on cash	(1,932)	(1,292)

Net (decrease) increase in cash	(16,035)	62,260
Cash at beginning of period	201,897	191,678

Cash at end of period	$185,862	$253,938

Cash paid during the period for:
Interest	$54,092	$47,664
Income taxes	220,406	313,493
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Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative SYSCO Brand Sales and Marketing Associate-Served Sales data are summarized below.

	For the 13-Weeks Ended
	December 30,	December 31,
	2006	2005
SYSCO Brand Sales as a % of MA-Served Sales	52.8%	55.9%
SYSCO Brand Sales as a % of Total
Traditional Broadline Sales in the U.S.	45.8%	48.2%
MA-Served Sales as a % of Total Traditional
Broadline Sales in the U.S.	49.6%	48.9%

	For the 26-Weeks Ended
	December 30,	December 31,
	2006	2005
SYSCO Brand Sales as a % of MA-Served Sales	53.2%	56.4%
SYSCO Brand Sales as a % of Total
Traditional Broadline Sales in the U.S.	46.2%	48.7%
MA-Served Sales as a % of Total Traditional
Broadline Sales in the U.S.	52.4%	51.8%

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